PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated April 11, 2025 and Prospectus Supplement dated July 18, 2025)	Registration No. 333-286404

Up to $35,000,000

Class A Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated July 18, 2025 (the “ATM Prospectus Supplement”), to the accompanying base prospectus, dated April 11, 2025 (the “Base Prospectus” and, collectively with the ATM Prospectus Supplement, the “Prospectus”) filed as part of our registration statement on Form S-3 (File No. 333-286404) (the “Registration Statement”), relating to the offer, issuance and sale of shares of our Class A common stock, par value $0.001 per share, from time to time pursuant to the terms of an At the Market Offering Agreement, dated as of February 1, 2023 (the “Sales Agreement”), by and between us and H.C. Wainwright & Co., LLC, as sales agent or principal (“Wainwright” or the “sales agent”). Through the date hereof, we have sold an aggregate of $47,495,466.64 of shares of our Class A common stock through the sales agent under the Sales Agreement and the ATM Prospectus Supplement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend and supplement the Prospectus to increase the aggregate amount we intend to sell pursuant to the Sales Agreement. As of the date of this prospectus supplement, we are offering up to $35,000,000 of our Class A common stock for sale under the Sales Agreement, consisting of $2,504,533.36 that was previously authorized pursuant to the ATM Prospectus Supplement, not including the shares of Class A common stock previously sold under the ATM Prospectus Supplement as described above, and an additional $32,495,466.64 pursuant to this prospectus supplement.

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “KSCP”. On September 18, 2026, the last reported sale price of our Class A common stock on The Nasdaq Capital Market was $1.14 per share.

Investing in our Class A common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of the ATM Prospectus Supplement and the documents and information contained or incorporated by reference in this prospectus supplement and the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 21, 2026.